Exhibit 10.2

EXECUTION COPY

EQUIPMENT LOAN AND SECURITY AGREEMENT

This EQUIPMENT LOAN AND SECURITY AGREEMENT, dated as of June 17, 2005 (this “Loan Agreement”), is entered by and between MYSPACE INC., a Delaware corporation (“Borrower”); and PINNACLE VENTURES, L.L.C. as agent (“Agent”) for the lenders identified on Schedule 1 hereto (such lenders, together with their respective successors and assigns are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), and the Lenders. Capitalized terms used and not otherwise defined in this Loan Agreement shall have the respective meanings given to such terms in Article 10.

In consideration of the covenants, conditions and agreements set forth herein and intending to be legally bound, the parties agree as follows:

Article	1. THE LOANS.

Section 1.01 Commitment. Subject to the terms and conditions of this Loan Agreement, from time to time on or prior to the date twelve months after the date of this Loan Agreement (the “Funding Termination Date”), Lenders agree to advance to Borrower term loans (the “Advances”) in an aggregate principal amount of up to Six Million Dollars ($6,000,000) (the “Commitment”). Advances shall be made not more often than monthly in amounts of no less than One Hundred Thousand Dollars ($100,000). Borrower may prepay Advances in accordance with Section 1.02(d).

Section 1.02 Interest and Payments.

(a)	Interest. Borrower shall pay interest in advance on the unpaid principal amount of each Advance from the date of such Advance until such Advance is paid in full, at a fixed rate of interest equal to the Prime Rate determined as of the date of such Advance plus two hundred and fifty (250) basis points, based upon a year of 360 days and actual days elapsed, provided that Borrower shall pay interest on the Initial Advance at a fixed rate of interest equal to eight percent (8%). If Borrower pays interest on any Advance which is determined to be in excess of the then legal maximum rate, then that portion of each interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of the Advance, with any excess returned to Borrower.

(b)	Payments of Principal and Interest. For each Advance, Borrower shall make twelve (12) payments of interest only (payable in advance) on the first Business Day of each month (each a “Payment Date”). Thereafter, Borrower shall make twenty-four (24) equal payments of principal and interest (payable in advance) on each Payment Date until such Advance is paid in full. The amount of each such payment of principal and interest shall be sufficient to fully amortize the principal and interest due on the applicable Advance over such twenty-four (24) month period.

(c)	Interim Interest Payment. For each Advance, unless the Funding Date is a Payment Date, Borrower shall make an advance payment of interest on the Funding Date for the period from that date to the first Payment Date.

(d)	Prepayment. Upon five (5) Business Days’ prior written notice to Agent, Borrower may, at its option, at any time, prepay Advances, provided that any partial prepayments shall be in amounts of no less than $100,000, at a prepayment price equal to the outstanding principal amount of the Advance being prepaid, plus interest accrued thereon through and including the date of such prepayment, plus the amount of the Prepayment Premium, if applicable, plus any other amounts then due to Lenders.

Section 1.03 Use of Proceeds; the Advances and the Notes; Disbursement.

(a)	Use of Proceeds. The proceeds of the Advances shall be used solely for purchasing Eligible Equipment and financing Soft Costs; provided, that the ratio (expressed as a percentage) of the portion of the Initial Advance financing Soft Costs to the aggregate amount of the Initial Advance shall not exceed fifty percent (50%), and provided further, that, beginning with the next Advance made after the Initial Advance, at no time shall the ratio (expressed as a percentage) of the portion of the Advances financing Soft Costs to the aggregate amount of all Advances exceed thirty-five percent (35%).

(b)	The Advances and the Notes. The obligation of Borrower to repay the aggregate unpaid principal amount of and interest on each Advance shall be evidenced by a Note setting forth the principal amount of such Advance and the payments due. Agent shall keep a record of the payments made under each Note on its books which records shall be prima facie evidence of the amounts paid under the Notes absent manifest error. Any failure by Agent to obtain or retain such a Note shall not limit or otherwise affect the obligations of Borrower to pay amounts due hereunder with respect to an Advance.

(c)	Notice and Disbursement. Whenever Borrower desires Lenders to make an Advance, Borrower shall notify Agent in writing at least ten (10) Business Days, or with respect to the Initial Advance only, 5 Business Days, in advance of the desired Funding Date, which notice shall be irrevocable. Lenders’ obligation to make Advances shall be subject to the satisfaction of the conditions set forth in Section 3.01 (b). Lenders shall have the right to request that Borrower furnish Lenders with such additional information with respect to the Advance as Lenders shall reasonably request. Subject to the satisfaction of the conditions set forth in this Loan Agreement, each Lender shall disburse its pro rata portion of each Advance to the account of Borrower as specified in Section 9.06.

Section 1.04 Other Payment Terms.

(a)	Place and Manner. All regularly scheduled payments due to the Lenders shall be effected by automatic debit of the appropriate funds from Borrower’s Primary Operating Account. Borrower shall make all other payments due to the Lenders in lawful money of the United States, in immediately available funds, at the address for payments specified in Section 9.06.

(b)	Date. Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

(c)	Default Rate. If any amounts required to be paid by Borrower under this Loan Agreement or the other Transaction Documents (including principal or interest payable on the Advance, any fees or other amounts) remain unpaid after such amounts are due, Borrower shall pay interest on the aggregate, outstanding principal balance hereunder from the date due until such past due amounts are paid in full, at a per annum rate equal to the Default Rate. All computations of such interest shall be based on a year of 360 days and actual days elapsed.

(d)	Due Diligence/Legal Fee. Agent has received a commitment/due diligence/legal fee from Borrower in the amount of $10,000 (the “Fee”). The Fee will be applied in full satisfaction of the fees and expenses in connection with its due diligence, negotiation and documentation of this Loan Agreement and any remaining balance shall be retained by Agent.

Article	2. CREATION OF SECURITY INTEREST.

Section 2.01 Grant of Security Interest. As collateral security for the Obligations, Borrower hereby grants to Agent a continuing security interest in and to the following property and interests in property of Borrower

(the “Collateral”): all right, title, interest, claims and demands of Borrower in and to each and every item of equipment, fixtures or personal property now or hereafter listed in an attachment to a Note evidencing an Advance, whether now owned or hereafter acquired, together with all substitutions, renewals or replacements of and additions, improvements, accessions, replacement parts and accumulations to any and all of such equipment, fixtures or personal property (collectively, the “Equipment”), together with all proceeds thereof, including, without limitation, insurance, condemnation, requisition or similar payments, and all proceeds from sales, renewals, releases or other dispositions thereof, and together with all money delivered to Agent as additional security or collateral. Upon payment in full by Borrower of all Obligations hereunder and so long as no Commitment remains outstanding, upon Borrower’s request, Agent shall file a termination statement sufficient to release Agent’s Lien on the Collateral.

Section 2.02 Liabilities Unconditional. Borrower is and shall remain absolutely and unconditionally liable for the performance of its obligations under the Transaction Documents, including without limitation any deficiency by reason of the failure of the Collateral to satisfy all amounts due to Agent or the Lenders under any Transaction Document.

Article	3. CLOSING.

Section 3.01 Conditions Precedent. The obligation of Agent to fund an Advance shall be subject to the following conditions precedent:

(a)	Conditions to Closing. Agent shall have received in connection with the Closing in form and substance satisfactory to Agent:

(i)	This Loan Agreement, duly executed by Borrower;

(ii)	Copies, certified by the Secretary or Assistant Secretary of Borrower, of: (A) the Certificate of Incorporation and Bylaws of Borrower (as amended to the date of this Loan Agreement), (B) the resolutions adopted by Borrower’s board of directors authorizing the transaction and the documents being executed in connection therewith, and (C) the incumbency of the officers executing this Loan Agreement and the other Transaction Documents on behalf of Borrower.

(iii)	Good Standing Certificate(s) (including tax status if available) with respect to Borrower from Borrower’s state of incorporation and principal place of business, if different, (each) as of a date acceptable to Agent.

(iv)	Evidence of the insurance coverage required by Section 5.06 of this Loan Agreement.

(v)	All necessary consents of shareholders and other third parties with respect to the subject matter of the Loan Agreement and the other documents being executed in connection therewith.

(vi)	A Warrant Purchase Agreement in the form provided by Agent and agreed to by Borrower, duly executed by Borrower.

(vii)	The Warrants to be issued to the designees of the Lenders in forms provided by Agent and agreed to by Borrower, duly executed by Borrower.

(viii)	A Management Rights Agreement in the form provided by Agent and agreed to by Borrower, duly executed by Borrower.

(ix)	All other documents as Agent shall have reasonably requested.

(x)	A legal opinion of counsel to Borrower covering the matters set forth in Exhibit C hereto in form and substance reasonably satisfactory to Agent.

(b)	Conditions to Funding of Each Advance. Prior to the funding of each Advance, the following conditions with respect to such Advance shall have been satisfied or waived by Agent:

(i)	Borrower shall have executed and delivered a Note in the form of Exhibit A prepared by Agent setting forth the terms of the Advance.

(ii)	Borrower shall have provided to Agent, with respect to the Equipment constituting Collateral, such invoices, bills of sale, receipts, agreements, canceled checks, and other documents as Agent shall reasonably request to evidence the ownership by Borrower of, and the payment in full of the purchase price of such Equipment, each in form and substance reasonably satisfactory to Agent; and all such Equipment shall be Eligible Equipment and acceptable to Agent as to value and type.

(iii)	No Event of Default or Default shall have occurred and be continuing.

(iv)	In Agent’s sole but reasonably exercised discretion, no event or condition shall exist that has had or could be reasonably expected to have a Material Adverse Effect.

(v)	The representations and warranties contained in this Loan Agreement and the other Transaction Documents to which Borrower is a party shall be true and correct in all material respects as if made on the date of funding of the Advance and the items listed on such Disclosure Schedule shall be reasonably acceptable to Agent.

(vi)	Each of the Transaction Documents remains in full force and effect.

(vii)	Borrower shall have provided to Agent a Landlord Waiver in the form of Exhibit B hereto or otherwise in form and substance satisfactory to Agent, from each owner of record of real property or operator of a collocation facility at which items of Collateral with a valuation in excess of $250,000 will be located, setting forth the rights of Agent with respect to such items of Collateral.

(viii)	Borrower shall have provided to Agent such documents, instruments and agreements, including financing statements or amendments to financing statements, as applicable, as Agent shall reasonably request to evidence the perfection and priority of the security interests granted to Agent.

Article 4. REPRESENTATIONS AND WARRANTIES OF BORROWER.

Borrower represents and warrants to Agent that:

Section 4.01 Due Incorporation, Qualification, etc. Each of Borrower and its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or licensed would reasonably be expected to have a Material Adverse Effect.

Section 4.02 Authority. The execution, delivery and performance by Borrower of each Transaction Document to be executed by Borrower and the consummation of the transactions contemplated thereby (i) are within the power of Borrower and (ii) have been duly authorized by all necessary actions on the part of Borrower.

Section 4.03 Enforceability. Each Transaction Document executed, or to be executed, by Borrower has been, or will be, duly executed and delivered by Borrower and constitutes, or will constitute, a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

Section 4.04 Non-Contravention. The execution and delivery by Borrower of the Transaction Documents executed by Borrower and the performance and consummation of the transactions contemplated thereby do not and will not (i) violate any Requirement of Law applicable to Borrower (except, with respect to clauses (ii), (iii) and (iv) of the definition of Requirement of Law, where such violation would not reasonably be expected to have a Material Adverse Effect); (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any material Contractual Obligation of Borrower; or (iii) result in the creation or imposition of any Lien upon any property, asset or revenue of Borrower (except such Liens as may be created in favor of Agent pursuant to this Loan Agreement or the other Transaction Documents).

Section 4.05 Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (including, without limitation, the shareholders of any Person) is required in connection with the execution and delivery of the Transaction Documents executed by Borrower and the performance and consummation of the transactions contemplated thereby, except for any such consents that have been obtained and expect where any failure to obtain any such consent, approval, order or authorization or make such registration, declaration or filing would not reasonably be expected to have a Material Adverse Effect.

Section 4.06 No Violation or Default. None of Borrower or Borrower’s Subsidiaries is in violation of or in default with respect to (i) any Requirement of Law (except, with respect to clauses (ii), (iii) and (iv) of the definition of Requirement of Law, where such violation or default would not reasonably be expected to have a Material Adverse Effect); (ii) any Contractual Obligation (nor is there any waiver in effect which, if not in effect, would result in such a violation or default), where, in each case, such violation or default, individually, or together with all such violations or defaults, would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, none of Borrower or Borrower’s Subsidiaries (A) has violated any Environmental Laws, (B) has any liability under any Environmental Laws or (C) has received notice or other communication of an investigation or is under investigation by any Governmental Authority having authority to enforce Environmental Laws, where such violation, liability or investigation could reasonably be expected to have a Material Adverse Effect. No Event of Default or Default has occurred and is continuing.

Section 4.07 Litigation. No actions (including, without limitation, derivative actions), suits, proceedings or investigations are pending or, to the knowledge of Borrower, threatened against Borrower or Borrower’s Subsidiaries at law or in equity in any court or before any other Governmental Authority which if adversely determined (i) would reasonably be expected (alone or in the aggregate) to have a Material Adverse Effect or (ii) seeks to enjoin, either directly or indirectly, the execution, delivery or performance by Borrower of the Transaction Documents or the transactions contemplated thereby.

Section 4.08 Title. Borrower has good and marketable title to all Collateral, free and clear of all Liens, other than Permitted Liens. Each item of Collateral constitutes personal property.

Section 4.09 Financial Statements. The Financial Statements of Borrower which have been delivered to Agent (i) are in accordance with the books and records of Borrower and its Subsidiaries, which have been maintained in accordance with good business practice; (ii) have been prepared in conformity with generally accepted accounting principles; and (iii) fairly present in all material respects the consolidated financial position of Borrower as of the dates presented therein and the results of operations, changes in financial positions or cash flows, as the case may be, for the periods presented therein. As of the date hereof, none of Borrower or any of Borrower’s Subsidiaries has any contingent obligations, liability for taxes or other outstanding obligations which are material in the aggregate, except as disclosed in the most recent Financial Statements (including the notes thereto) furnished by Borrower to Agent prior to the date hereof.

Section 4.10 Taxes. Each of Borrower and its Subsidiaries has filed or caused to be filed all tax returns that are required to be filed by it except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Borrower and Borrower’s Subsidiaries have paid, or made provision for the payment of, all Taxes which have or may have become due pursuant to said returns or otherwise, except such Taxes, if any, which are being contested in good faith and as to which adequate reserves (determined in accordance with generally accepted accounting principles) have been provided or which could not reasonably be expected to have a Material Adverse Effect if unpaid.

Section 4.11 Catastrophic Events; Labor Disputes. None of Borrower or Borrower’s Subsidiaries and none of their properties is or has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or other casualty that would reasonably be expected to have a Material Adverse Effect. There are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, employment contracts or employee welfare or incentive plans to which Borrower or Borrower’s Subsidiaries is a party, and there are no strikes, lockouts, work stoppages or slowdowns, or, to the best knowledge of Borrower, jurisdictional disputes or organizing activity occurring or threatened which would reasonably be expected to have a Material Adverse Effect.

Section 4.12 No Material Adverse Effect. No event has occurred and no condition exists (excluding general economic conditions) which would reasonably be expected to have a Material Adverse Effect.

Section 4.13 Accuracy of Information Furnished. None of the Transaction Documents and none of the other certificates, statements or information furnished to Agent by or on behalf of Borrower or Borrower’s Subsidiaries in connection with the Transaction Documents or the transactions contemplated thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.14 First Priority. Assuming the timely filing of financing statements covering the Collateral, the security interest granted hereby constitutes a first priority security interest in and Lien on all of the Collateral, subject only to Permitted Liens.

Section 4.15 Principal Place of Business. Borrower is incorporated in the jurisdiction stated in the first sentence of this Loan Agreement, and the office where Borrower will keep all records and files regarding the Collateral is set forth in Section 9.07.

Article	5. COVENANTS OF BORROWER.

While any Obligations or unfunded Commitments remain outstanding:

Section 5.01 Financial Statements. Borrower shall provide to Agent the Financial Statements specified in this Section 5.01, prepared in accordance with generally accepted accounting principles, consistently applied (except, in the case of unaudited financial statements, for the absence of footnotes and normal year-end adjustments); provided, however, that after the effective date of the initial registration statement covering a public offering of Borrower’s securities, Borrower shall only be required to deliver those financial statements required to be filed by the Securities and Exchange Commission, to be provided as soon as practicable and no less frequently than quarterly.

(a)	As soon as practicable (and in any event within thirty (30) days after the end of each month), an unaudited balance sheet as of the end of such month and unaudited statements of income or loss, retained earnings or deficit, cash flows and capital structure of Borrower for such month, certified by Borrower’s Chief Executive Officer or Treasurer fairly to present in all material respects the data reflected therein.

(b)

As soon as practicable (and in any event within one hundred twenty (120) days after the end of each fiscal year), audited balance sheets as of the end of such year (consolidated if applicable), and related statements of income or loss, retained earnings or deficit, cash flows and capital structure of Borrower for such year, setting forth in comparative form the corresponding figures for the preceding fiscal year, and accompanied by an audit report and opinion of the independent certified public accountants of recognized national standing selected by Borrower; provided that, Agent agrees to waive or defer receipt of audited annual Financial Statements for the fiscal years ending March 31, 2005 and March 31, 2006 to the same extent as any such waiver granted by Intermix, Redpoint and MSV (as such terms are defined in that certain Stockholders Agreement, dated as of February 11, 2005, by and among Borrower and the Stockholders party thereto), and Borrower shall deliver unaudited Financial Statements meeting the above requirements in lieu thereof.

Section 5.02 Other Information. Borrower shall promptly provide to Agent: (a) copies of all board packages delivered to its board of directors in connection with board meetings or otherwise (provided that Borrower shall not be required to provide (i) attorney/client privileged communications, or (ii) other information of an extremely sensitive nature the disclosure of which would be materially detrimental to the Borrower, or (iii) information which Borrower is contractually prohibited from disclosing, provided that such contract has not been entered into for the purpose of avoiding disclosure under this Loan Agreement), (b) notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which suits or proceedings if decided adversely to Borrower could reasonably be expected to result in costs or damages to Borrower of One Hundred Thousand Dollars ($100,000) or more, (d) notice of any Default, Event of Default, Event of Loss, or any matter which has resulted or would reasonably be expected to result in a Material Adverse Effect, and (e) any additional information (including but not limited to tax returns, income statements, balance sheets, and names of principal creditors) as Agent shall reasonably request which is necessary to evaluate Borrower’s continuing financial obligations.

Section 5.03 Corporate Identity. Borrower shall notify Agent in writing fifteen (15) days prior to any change in Borrower’s principal place of business or chief executive office and thirty (30) days prior to any change of Borrower’s name, identity, jurisdiction of organization or corporate structure.

Section 5.04 Equity Investment. Borrower shall permit Agent and the Lenders, at their option, to purchase in, but not participate in negotiations with respect to, Borrower’s next round of equity financing in the minimum amount of $3,000,000 an aggregate of up to $250,000 (the “Equity Investment Amount”) of the securities sold in such financing at the same price and on the same terms as paid and received by the lead investor of the equity financing, provided that at such time as Agent and the Lenders shall have funded aggregate Advances in excess of $5,000,000, the Equity Investment Amount shall be automatically increased to an aggregate of up to $500,000. Additionally, Borrower shall use its commercially reasonable efforts to allow Agent and the Lenders, at their option, to purchase in Borrower’s next round of equity financing in the minimum amount of $3,000,000 an aggregate of up to $750,000 of the securities sold in such financing at the same price and on the same terms as paid and received by the lead investor of the equity financing. Borrower agrees that it shall notify Agent promptly upon the execution by Borrower of a term sheet or letter of intent setting forth the terms and conditions of such financing and in any event within ten (10) days of such execution. Agent and the Lenders may assign this right of purchase to their Affiliates.

Section 5.05 Authorization for Automated Clearinghouse Funds Transfer. Borrower shall (i) authorize Agent to initiate debit entries to Borrower’s account specified in Section 9.06 (“Borrower’s Primary Operating Account”) through Automated Clearinghouse (“ACH”) transfers, in order to satisfy regularly scheduled payments of principal, interest and fees; (ii) provide Agent at least twenty (20) days notice of any change in Borrower’s Primary Operating Account; and (iii) grant Agent any additional authorizations necessary to begin ACH debits from a new account which becomes Borrower’s Primary Operating Account.

Section 5.06 Insurance. Borrower shall, at its own expense, maintain the following types of insurance, with companies with an A-5 Best rating or better, acceptable to Agent:

(a)

All Risk. “All risk” insurance against loss or damage to the Collateral. The coverage limit shall be the replacement cost of the Equipment. The deductible shall not exceed $25,000. The policy shall name Agent as sole loss payee with respect to the Collateral, shall not be invalidated by any action of or breach of warranty by Borrower of any provision thereof and shall waive or subordinate subrogation against Agent.

(b)	General Liability Insurance. Commercial general liability insurance (including contractual liability, products liability and completed operations coverages) reasonably satisfactory to Agent. The limit of liability shall be at least $1,000,000 per occurrence. The policy shall be without deductible, except for products liability coverage which may have a deductible up to $25,000. The policy(ies) shall name Agent as additional insured in the full amount of Borrower’s liability coverage limits (or the coverage limits of any successor to Borrower or such successor’s parent which is providing coverage), be primary and without contribution as respects any insurance carried by Agent and contain cross liability and severability of interest clauses.

(c)	Other Insurance. Such other insurance against risks of loss and with terms as shall be reasonably required by Agent.

All policies of insurance shall provide that Agent shall be given thirty (30) days notice of cancellation of coverage. This notice provision shall be without qualification. On or prior to the first Funding Date and prior to each policy renewal, Borrower shall furnish to Agent, certificates of insurance or other evidence satisfactory to Agent that insurance complying with all of the above requirements is in effect.

Section 5.07 Taxes and Other Liabilities. Borrower shall pay all material Indebtedness when due; pay all material taxes and other governmental or regulator assessments before delinquency or before any penalty attaches thereto, except as may be contested in good faith by the appropriate procedures and for which Borrower shall maintain appropriate reserves; and timely file all required material tax returns.

Section 5.08 Title. Borrower shall promptly notify Agent in writing of any event which materially affects the value of the Collateral, the ability of Borrower or Agent to dispose of the Collateral, or the rights or remedies of Agent in relation thereto, including, but not limited to, the levy of any legal process against the Collateral. Borrower shall deliver to Agent any and all evidence of ownership of, and certificates of title to, any and all of the Equipment.

Section 5.09 Further Identification of Collateral. Borrower shall furnish to Agent from time to time such statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Agent may reasonably request, all in reasonable detail.

Section 5.10 Good Repair. Borrower shall keep and maintain all Collateral in good operating condition and repair, subject to ordinary wear and tear, make all necessary repairs thereto and replacement of parts thereof so that the value and operating efficiency thereof shall at all times be maintained and preserved; and Borrower shall keep complete and accurate books and records with respect to the Collateral, including maintenance records.

Section 5.11 Loss; Damage; Destruction and Seizure.

(a)

If while payment Obligations are outstanding any item of Equipment is lost, stolen, destroyed, damaged beyond repair or seized by a Governmental Authority (an “Event of Loss”), then, (i) if an Event of Default has occurred and is continuing, Agent shall receive from the proceeds of insurance maintained pursuant to Section 5.06, from any award paid by the seizing Governmental Authority or, to the extent not received from the proceeds of insurance or award or both, from Borrower, on or before the next scheduled payment date succeeding such Event of Loss, an amount equal to the replacement value of the item of Equipment subject to the Event of Loss which shall be held as additional Collateral for, or applied as payment against, the Advances, or (ii) if no Event of Default has occurred and is continuing, Borrower may use any such proceeds to purchase an item of Equipment to replace the item of Equipment which was subject to the Event of Loss and such replacement Equipment shall become part of the Collateral. On the date of receipt by Agent of the amount specified hereinabove with respect to each such item of Collateral subject to an Event of Loss, the provisions of this Loan Agreement shall terminate as to such Collateral. Any proceeds of insurance maintained by Borrower with respect to the Collateral pursuant to Section 5.06 and received by Borrower shall be paid to Agent promptly upon their receipt by Borrower or promptly applied to the purchase of replacement Equipment, all in accordance with this Section 5.11 (a). If any proceeds of insurance or awards received from Governmental Authorities are in excess of the amount owed under this Section 5.11 (a), Agent shall promptly remit to Borrower the amount in excess of the amount to be held by Agent.

(b)	So long as no Event of Default has occurred and is continuing, any proceeds of insurance maintained pursuant to Section 5.06 received by Agent or Borrower with respect to an item of Collateral the repair of which is practicable shall, at the election of Borrower, be applied either to the repair or replacement of such Collateral or, upon Agent s receipt of evidence of the repair or replacement of the Collateral reasonably satisfactory to Agent, to the reimbursement of Borrower for the cost of such repair or replacement. All replacement parts and equipment acquired by Borrower in replacement of Collateral pursuant to this Section 5.11 shall immediately become part of the Collateral upon acquisition by Borrower. Borrower shall take such actions and provide such documentation as may be reasonably requested by Agent to protect and preserve Agent’s first priority security interest, subject only to Permitted Liens, and otherwise to avoid any impairment of Agent’s rights under the Transaction Documents, in connection with such repair or replacement.

Section 5.12 Collateral Control. Borrower shall not (i) terminate, waive or release any material right with respect to any Collateral, (ii) remove any items of Collateral from Borrower’s facility located at the address specified in Section 9.07, the locations specified in Schedule 2, or such other address agreed to in writing by Lender, or (iii) affix or attach or permit to be affixed or attached to any item of Collateral any other item of property owned by Borrower or any other lender, lessor or financing party which is not readily identifiable or separable without any damage to such item of Collateral, without Lender’s prior written consent.

Section 5.13 No Disposition of Collateral; Liens. Except with the prior written consent of Agent, Borrower shall not in any way hypothecate or create or permit to exist any lien, security interest, charge, or encumbrance on or other interest in any of the Collateral, except for the lien and security interest granted hereby and Permitted Liens, and the Borrower shall not sell, transfer, assign, pledge, collaterally assign, exchange, or otherwise dispose of any of the Collateral. In the event the Collateral, or any part thereof, is sold, transferred, assigned, exchanged, or otherwise disposed of in violation of these provisions, the security interest of the Agent shall continue in such Collateral or part thereof notwithstanding such sale, transfer, assignment, exchange, or other disposition, and the Borrower shall hold the proceeds thereof in a separate account for the benefit of the Agent. Following such a sale, the Borrower shall transfer such proceeds to the Agent in kind. Without the prior written consent of Agent, Borrower shall not in any way hypothecate or create or permit to exist any lien, security interest, charge, or encumbrance on or other interest in any of its other property in favor of a holder (or any Affiliate of such holder) of one percent or more of its equity securities.

Section 5.14 Mergers and Acquisitions. Without the prior written consent of Agent, Borrower shall not be acquired by any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934), whether by merger or consolidation, or through a transaction or series of transactions pursuant to which the holders of Borrower’s voting Equity Securities do not hold at least 50% of the voting power of Borrower or any resulting Person after such transaction or transactions, or through the sale of all or substantially all of its assets, unless (i) both (a) the Obligations are assumed or guarantied by a Person which is the ultimate parent entity (the “Acquirer”) of the acquiring Person and (b) the Acquirer is a creditworthy entity (as determined by Agent in its reasonable discretion); or (ii) such transaction is a bona fide equity financing with venture capital investors with the primary purpose of raising capital for Borrower; or (iii) the sale of Borrower’s voting Equity Securities occurs in connection with a public offering, or (iv) InterMix Media, Inc. is the holder of 100% of Borrower’s Equity Securities after such transaction.

Section 5.15 Distributions. Prior to the effective date of the initial registration statement covering a public offering of Borrower’s securities, without the prior written consent of Agent, Borrower shall not (i) pay any dividends or make any distributions on its Equity Securities; (ii) purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Securities (other than repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or similar arrangements in an aggregate amount not to exceed $250,000); (iii) return any capital to any holder of its Equity Securities as such; (iv) make any distribution of assets, Equity Securities, obligations or securities to any holder of its Equity Securities as such; or (v) set apart any sum for any such purpose; provided, however, Borrower may declare dividends payable solely in common stock or convert any of its convertible securities (including, without limitation, warrants) into other equity securities pursuant to the terms of such convertible securities.

Section 5.16 Indebtedness. Borrower shall not incur Indebtedness, other than (i) Indebtedness to Lenders or (ii) other Indebtedness in an aggregate amount not to exceed $100,000 outstanding at any time, without prior written notice to Agent.

Section 5.17 Prepayment of Subordinated Indebtedness. Borrower shall not make any payment, including any voluntary prepayment on Indebtedness owing to InterMix Media, Inc., other than (i) regularly scheduled payments of interest, (ii) payments of principal on the scheduled maturity of such Indebtedness, and (iii) mandatory prepayments required to be made upon receipt by Borrower of certain proceeds, pursuant to Section 2 of that certain Promissory Note Due February 11, 2008, dated February 11, 2005, issued by Borrower in favor of InterMix Media, Inc.; provided that Borrower shall not make mandatory prepayments from the proceeds of sales of any Collateral.

Article	6. PRESERVATION OF COLLATERAL BY AGENT.

Should Borrower fail or refuse to make any payment, perform or observe any other covenant, condition or obligation, or take any other action which Borrower is obligated under any Transaction Document to make, perform, observe, take or do at the time or in the manner provided in any Transaction Document, then at Agent’s sole and absolute discretion, without notice to or demand upon Borrower and without releasing Borrower from any obligation, covenant or condition in any Transaction Document, Agent may make, perform, observe, take or do the same in such manner and to such extent as Agent may deem necessary to protect its security interest in or the value of the Collateral. In furtherance of the foregoing rights, Borrower does hereby irrevocably appoint Agent (which appointment is coupled with an interest), the true and lawful attorney-in-fact of Borrower with full power of substitution, for it and in its name (i) to perform (but Agent shall not be obligated to and shall incur no liability to Borrower or any third party for failure to perform) any act which Borrower is obligated by this Loan Agreement to perform, (ii) to ask, demand, collect, receive, receipt for, sue for, compound and give acquittance for any and all rents, issues, profits, avails, distributions, income, payment draws and other sums in which a security interest is granted under Section 2.01 with full power to settle, adjust or compromise any claim thereunder as fully as if Agent were Borrower itself, (iii) to receive payment of and to endorse the name of Borrower to any items of Collateral (including checks, drafts and other orders for the payment of money) that come into Agent’s possession or under Agent’s control, (iv) to make all demands, consents and waivers, or take any other action with respect to, the Collateral, (v) in Agent’s discretion, to file any claim or take any other action or institute proceedings, either in its own name or in the name of Borrower or otherwise, which Agent may reasonably deem necessary or appropriate to protect and preserve the right, title and interest of Agent in and to the Collateral, and (vi) to otherwise act with respect thereto as though Agent were the outright owner of the Collateral; provided, however, that the power of attorney herein granted shall be exercisable only upon the occurrence and during the continuation of an Event of Default unless in Agent’s reasonable opinion immediate action is necessary to preserve or protect the Collateral. Borrower agrees to reimburse Agent upon demand for all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, which Agent may incur while acting as Borrower’s attorney in fact or otherwise under this Article 6, all of which costs and expenses are included within the Obligations.

Article	7. EVENTS OF DEFAULT.

Section 7.01 Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under the Transaction Documents:

(a)	Failure to Pay. Borrower shall fail to pay when due any principal, interest or other payment required under the terms of this Loan Agreement or any other Transaction Document on the date due and such payment shall not have been made within three (3) Business Days of the due date; or

(b)	Insurance. Borrower or any of its Subsidiaries shall fail to observe or perform any covenant set forth in Section 5.06 and such failure shall continue for a period of ten (10) Business Days after notice thereof is given to Borrower by Agent; or

(c)	Breaches of Other Covenants. Borrower or any of its Subsidiaries shall fail to perform or observe (i) any of the terms, covenants or agreements contained in Sections 5.03, 5.05 or 5.11 through 5.15 hereof or (ii) any other term, covenant, or agreement contained in any Transaction Document (other than the other Events of Default specified in this Article 7) and such failure remains unremedied for the earlier of thirty (30) days from (x) the date on which the Agent has given the Borrower written notice of such failure and (y) the date on which the Borrower knew or should have known of such failure; or

(d)	Representations and Warranties. Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of Borrower to Agent in writing in connection with this Loan Agreement or any of the other Transaction Documents, or as an inducement to Agent or Lenders to enter into the Transaction Documents, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished (it being recognized by Agent and the Lenders that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected and forecasted results); or

(e)	Other Payment Obligations. Borrower or any of its Subsidiaries shall fail to make any payment when due under the terms of any Indebtedness to be paid by such Person (excluding this Loan Agreement and the other Transaction Documents but including any other Indebtedness of Borrower or any of its Subsidiaries to Agent) and such failure shall continue beyond any period of grace provided with respect thereto, or shall default in the observance or performance of any other agreement, term or condition (subject to any applicable cure period) contained in any such Indebtedness, and the effect of such failure or default is to cause, or permit the holder or holders thereof to cause Indebtedness in an aggregate amount of One Hundred Thousand Dollars ($100,000) or more to become due prior to its stated date of maturity; or

(f)	Voluntary Bankruptcy or Insolvency Proceedings. Borrower or any of its Subsidiaries shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of affecting any of the foregoing; or

(g)	Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Borrower or any of its Subsidiaries or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Borrower or any of its Subsidiaries or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within forty-five (45) days of commencement; or

(h)	Judgments. A final judgment or order for the payment of money in excess of Two Hundred Fifty Thousand Dollars ($250,000) not covered by insurance shall be rendered against Borrower or any of its Subsidiaries and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of Borrower or any of its Subsidiaries and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within thirty (30) days after issue or levy; or

(i)	Transaction Documents. Any Transaction Document or any material term thereof shall cease to be, or be asserted by Borrower not to be, a legal, valid and binding obligation of Borrower enforceable in accordance with its terms or if the Liens of Agent in the Collateral shall cease to be or shall not be valid, first priority perfected Liens or Borrower shall assert that such Liens are not valid, first priority and perfected Liens, in each case, subject only to Permitted Liens.

Article	8. AGENT’S RIGHTS AND REMEDIES

Section 8.01 Rights of Agent upon Default. Upon the occurrence and during the existence of any Event of Default (other than an Event of Default referred to in Sections 7.01 (f) and 7.01 (g)) and at any time thereafter during the continuance of such Event of Default, Agent may, by written notice to Borrower, declare all outstanding Obligations, including, without limitation, the noncancelable obligation to make each payment scheduled to be made under Sections 1.02(b) and 1.02(c), payable by Borrower hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Sections 7.01 (f) and 7.01 (g), immediately and without notice, all outstanding Obligations, including, without limitation, the noncancelable obligation to make each payment scheduled to be made under Sections 1.02(b) and 1.02(c), payable by Borrower hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding.

Section 8.02 Rights Regarding Collateral. Borrower agrees that when any Event of Default has occurred and is continuing, Agent shall have the rights, options, duties and remedies of a secured party as permitted by law and, in addition to and without limiting the foregoing, Agent may exercise any one or more or all, and in any order, of the remedies herein set forth, including the following: (i) Agent, personally or by agents or attorneys, shall have the right (subject to compliance with any applicable mandatory legal requirements) to require Borrower to assemble the Collateral and make it available to Agent at a place to be designated by Agent or to take immediate possession of the Collateral, or any portion thereof, and for that purpose may pursue the same wherever it may be found, and may enter any premises of Borrower, with or without notice, demand, process of law or legal procedure, to the extent permitted by applicable law, and search for, take possession of, remove, keep and store the same, or use and operate or lease the same until sold; (ii) Agent may, if at the time such action may be lawful and always subject to compliance with any mandatory legal requirements, either with or without taking possession and either before or after taking possession, without instituting any legal proceedings whatsoever, having first given notice of such sale by registered or certified mail to Borrower once at least ten (10) days prior to the date of such sale, and having first given any other notice which may be required by law, sell and dispose of the Collateral, or any part thereof, at a private sale or at public auction, to the highest bidder, in one lot as an entirety or in separate lots, and either for cash or on credit and on such terms as Agent may determine, and at any place (whether or not it be the location of the Collateral or any part thereof) designated in the notice referred to above. Agent and its agents and any purchasers at or after foreclosure are hereby granted a non-exclusive, irrevocable, perpetual, fully paid, royalty-free license or other right, solely pursuant to the provisions of this Section 8.02, to use, without charge, Borrower’s intellectual property that remains embedded or contained in the Collateral, including without limitation, labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, now or at any time hereafter owned or acquired by Borrower or in which Borrower now or at any time hereafter has any rights; provided, however, such license shall only be exercisable in connection with the disposition of Collateral upon Agent’s exercise of its remedies hereunder. To the extent permitted by applicable law, any such sale or sales may be adjourned from time to time by announcement at the time and place appointed for such sale or sales, or for any such adjourned sale or sales, without further published notice, and Borrower, Agent, Lenders, or the holder or holders of the Note, or of any interest therein, may bid and become the purchaser at any such sale; and (iii) Agent may proceed to protect and enforce this Loan Agreement and the other Transaction Documents by suit or suits or proceedings in equity, at law or in bankruptcy, and whether for the specific performance of any covenant or agreement herein contained or in execution or aid of any power herein granted; or for foreclosure hereunder, or for the appointment of a receiver or receivers for any real property security or any part thereof, or for the recovery of judgment for the Obligations or for the enforcement of any other proper, legal or equitable remedy available under applicable law. With respect to any of Borrower’s owned premises, Borrower hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Agent’s rights or remedies provided herein, at law, in equity, or otherwise.

Section 8.03 Agent’s Liability for Collateral. So long as Agent complies with its obligations, if any, under the Code, Agent shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral; (ii) any loss or damage thereto occurring or arising in any manner of fashion from any cause other than Agent’s gross negligence or willful misconduct; (iii) any diminution in the value thereof; or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

Section 8.04 Application of Collateral Proceeds. The proceeds and/or avails of the Collateral, or any part thereof, and the proceeds and the avails of any remedy hereunder (as well as any other amounts of any kind held by Agent at the time of, or received by Agent after, the occurrence of an Event of Default hereunder) shall be paid to and applied as follows: (i) First, to the payment of reasonable costs and expenses, including all amounts expended to preserve the value of the Collateral, of foreclosure or suit, if any, and of such sale and the exercise of any other rights or remedies (exclusive of rights in connection with the Management Rights Agreement), and of all proper fees, expenses, liability and advances, including reasonable legal expenses and attorneys’ fees, incurred or made hereunder by Agent or Lenders; (ii) Second, to the payment to Agent for the account of the Lenders of the amounts then owing or unpaid on the Notes, including each payment scheduled to be made under Sections 1.02(b), 1.02(c) and 1.02(d) of this Agreement; (iii) Third, to the payment of other amounts then payable to Agent or Lenders under any of the Transaction Documents; and (iv) Fourth, to the payment of the surplus, if any, to Borrower, its successors and assigns, or to whomsoever may be lawfully entitled to receive the same.

Section 8.05 Reinstatement of Rights. If Agent shall have proceeded to enforce any right under this Loan Agreement or any other Transaction Document by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then and in every such case (unless otherwise ordered by a court of competent jurisdiction), Agent shall be restored to its former position and rights hereunder with respect to the property subject to the security interest created under this Loan Agreement.

Article	9. MISCELLANEOUS.

Section 9.01 Modifications, Amendments or Waivers. The provisions of any Transaction Document may be modified, amended or waived only by a written instrument signed by the parties thereto.

Section 9.02 No Implied Waivers; Cumulative Remedies; Writing Required. No delay or failure of Agent or any Lender in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder of Agent and the Lenders are cumulative and not exclusive of any rights or remedies which they would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of Agent or any Lender of any breach or default under this Loan Agreement or any such waiver of any provision or condition of this Loan Agreement must be in writing and shall be effective only in the specified instance and to the extent specifically set forth in such writing.

Section 9.03 Reimbursement. Borrower shall reimburse Agent and the Lenders for all costs and expenses, including without limitation, reasonable attorneys’ fees and disbursements expended or incurred in any arbitration, mediation, judicial reference, legal action or otherwise in connection with (i) the preparation and negotiation of the Transaction Documents (but not to exceed and to be paid out of the amount of the Fee), (ii) the amendment and enforcement of the Transaction Documents, including without limitation during any workout, attempted workout and/or in connection with the rendering of legal advice as to Agent’s or Lenders’ rights, remedies and obligations under the Transaction Documents, (iii) collecting any sum which becomes due Agent or Lender under any Transaction Document, (iv) any proceeding for declaratory relief, any counterclaim to any proceeding, or any appeal, or (v) the protection, preservation or enforcement of any rights of Agent or Lender (exclusive of rights in connection with the Management Rights Agreement). For the purpose of this section, attorneys’ fees shall include, without limitation, fees incurred in connection with the following: (1) contempt proceedings; (2) discovery, (3) any motion, proceeding or other activity of any kind in connection with an insolvency proceeding; (4) garnishment, levy, and debtor and third party examinations; and (5) postjudgment motions and proceedings of any kind, including without limitation, any activity taken to collect or enforce any judgment. All of the foregoing costs and expenses shall be payable upon demand by Agent, and if not paid within thirty (30) days of presentation of invoices shall bear interest at the highest applicable Default Rate. Notwithstanding the foregoing, Borrower shall not be responsible for reimbursement of costs or expenses related to disputes solely between or among Agent and any Lender.

Section 9.04 Indemnification. Borrower agrees upon demand to pay or reimburse Agent and the Lenders for all liabilities, obligations and out-of-pocket expenses, including reasonable fees and expenses of counsel for Agent and the Lenders, from time to time arising in connection with the enforcement or collection of sums due under the Transaction Documents. Borrower shall indemnify, reimburse and hold Agent and the Lenders and their permitted assigns, each of Agent’s, Lenders’ or their permitted assigns’ partners, and each of their respective successors, assigns, agents, officers, directors, shareholders, servants, agents and employees harmless from and against all liabilities, losses, damages, actions, suits, demands, claims of any kind and nature (including claims relating to environmental discharge, cleanup or compliance), all costs and expenses whatsoever to the extent they may be incurred or suffered by such indemnified party in connection therewith (including reasonable attorneys’ fees and expenses), fines, penalties (and other charges of applicable governmental authorities), licensing fees relating to any item of Collateral, damage to or loss of use of property (including consequential or special damages to third parties or damages to Borrower’s property), or bodily injury to or death of any person (including any agent or employee of Borrower) (each, a “Claim”), directly or indirectly relating to or arising out of the use of the proceeds of the Advance, including acquisition, use, ownership, operation, possession, control, storage, return or condition of any item of Equipment constituting Collateral (regardless of whether such item of Equipment is at the time in the possession of Borrower), the falsity of any representation or warranty of Borrower or Borrower’s failure to comply with the terms of this Loan Agreement or any other Transaction Document during the Term. The foregoing indemnity shall cover, without limitation, (i) any Claim in connection with a design or other defect (latent or patent) in any item of Equipment constituting Collateral, (ii) any Claim for infringement of any patent, copyright, trademark or other intellectual property right, (iii) any Claim resulting from the presence on or under or the escape, seepage, leakage, spillage, discharge, emission or release of any Hazardous Materials from any item of Equipment financed by an Advance or constituting Collateral, including any Claims asserted or arising under any Environmental Law, or (iv) any Claim for negligence or strict or absolute liability in tort; provided, however, that Borrower shall not indemnify Agent or any Lender or any other indemnified Person referred to in the previous clause for any liability incurred by such Person as a result of that Person’s or another indemnified Person’s gross negligence or willful misconduct. Such indemnities shall continue in full force and effect, notwithstanding the expiration or termination of this Loan Agreement. Upon Agent’s written demand, Borrower shall assume and diligently conduct, at its sole cost and expense, the entire defense of Agent or any Lender and its permitted assigns, each of Agent’s, Lenders’ or their permitted assigns’ partners, and each of their respective successors, assigns, agents, officers, directors, shareholders, servants, agents and employees against any indemnified Claim described in this Section 9.04. Borrower shall not settle or compromise any Claim against or involving Agent or any Lender without first obtaining such Person’s written consent thereto, which consent shall not be unreasonably withheld. The obligations in this Section 9.04 shall survive payment of all other Obligations until all applicable statute of limitation periods with respect to actions that may be brought against Agent or Lenders have run. All amounts owing under this Section 9.04 shall be paid within thirty (30) days after written demand.

Section 9.05 Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LOAN AGREEMENT OR ANYWHERE ELSE, BORROWER AGREES THAT IT SHALL NOT SEEK FROM AGENT OR ANY LENDER UNDER ANY THEORY OF LIABILITY (INCLUDING ANY THEORY IN TORTS), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

Section 9.06 Disbursements and Payments.

(a)	Disbursements. Agent shall disburse each Advance to Borrower according to the following account and wire transfer instructions:

Credit: Bank Name: Bank Address:	MySpace, Inc. City National Bank 400 North Roxbury Drive Beverly, Hills, CA 90210
Account Number: ABA Routing Number: Reference:	112354700 122016066 Pinnacle Advance

(b)	Regularly Scheduled Payments. All regularly scheduled payments due to Agent shall be effected by automatic debit of the appropriate funds from Borrowers primary operating account set forth below:

Account Holder: Bank Name: Bank Address:	MySpace, Inc. City National Bank 400 North Roxbury Drive Beverly, Hills, CA 90210
Account Number: ABA Routing Number:	112354700 122016066

(c)	Other Payments. All payments to Agent other than regularly scheduled payments may be made via wire transfer as follows:

Wire Transfer Payment

Credit: Bank Name: Bank Address: Account Number: ABA Routing Number: Reference:	Pinnacle Ventures L.L.C. Wells Fargo Bank 400 Hamilton Avenue, Palo Alto, CA 94302 4121080832 121000248 MySpace, Inc.

Section 9.07 Notices. All notices and other communications given to or made upon any party hereto in connection with this Loan Agreement shall be in writing and (except for financial statements and other informational documents which may be sent by email) shall be delivered by certified mail, postage prepaid, return receipt requested, by a nationally recognized overnight courier, or by prepaid facsimile or personally delivered to the respective parties, as follows:

Borrower:	MySpace, Inc. 1333 2nd Street, First Floor Santa Monica, CA 90401 Telephone: (310) 917-4949 x372 Telecopier: (310) 394-4180 Attention: Josh Berman

Agent:	PINNACLE VENTURES, L.L.C. 130 Lytton Ave., Suite 220 Palo Alto, CA 94301 Telephone: (650) 926-7805 Telecopier: (650) 926-7801 Email: rsavoie@pinnacleven.com Attention: Chief Financial Officer or in accordance with any subsequent written direction from either party to the other. All such notices and other communications shall, except as otherwise expressly herein provided, be effective when received; or in the case of delivery by messenger or overnight delivery service, when left at the appropriate address.

Section 9.08 Lenders and Allocations of Advances. Notwithstanding anything herein to the contrary, each Lender severally commits to make the portion (expressed as a percentage) of each Advance (the “Advance Percentage”) specified opposite such Lender’s name on Schedule 1 hereto. No Lender shall have liability for the commitment to make Advances of any other Lender. Borrower agrees that by notice to

Borrower, Agent may reallocate the Advance Percentages among the Lenders or among the Lenders and other investment funds affiliated with Agent. Whether or not specified in any provision of this Loan Agreement, all references to Agent in this Loan Agreement shall mean Agent for the benefit of the Lenders unless the context otherwise requires.

Section 9.09 Severability. If any provision of any Transaction Document is held invalid or unenforceable to any extent or in any application, the remainder of such Transaction Document and all other Transaction Documents, or the application of such provision to different Persons or circumstances or in different jurisdictions, shall not be affected thereby.

Section 9.10 Reliance by Agent and the Lenders. All covenants, agreements, representations and warranties made herein by Borrower shall be deemed to be material to and have been relied upon by Agent and the Lenders, notwithstanding investigation by Agent.

Section 9.11 No Set-Offs by Borrower. All sums payable by Borrower pursuant to this Loan Agreement or any of the other Transaction Documents shall be payable without notice or demand and shall be payable without set-off or reduction of any manner whatsoever.

Section 9.12 Survival. All representations, warranties, covenants and agreements of Borrower contained herein or made in writing in connection herewith shall survive the execution and delivery of the Transaction Documents, the making of Advances hereunder, the granting of security and the issuance of the Notes.

Section 9.13 Confidentiality. Agent and the Lenders agree to hold non-public information received in confidence and shall not disclose such information to third parties except to their employees, members, partners or the partners of its affiliated investment funds, their lenders, and professional advisors to the foregoing, including attorneys and accountants, and others under a similar duty of confidentiality, and as Agent may deem necessary in its reasonable judgment to satisfy its legal obligations or to enforce Agent’s or Lenders’ rights under any Transaction Document. Borrower acknowledges that, with Borrower’s prior written consent, which may be granted or withheld in Borrower’s sole discretion, Agent and Lenders may issue press releases, advertisements, and other promotional materials, either in print or on Lenders’ website(s), describing any successful outcome of services provided on Borrower’s behalf. Borrower agrees that Lenders shall have the right to identify Borrower by name and use Borrower’s corporate logo in those materials, solely for marketing purposes.

Section 9.14 Choice of Law and Venue; Jury Trial Waiver. THIS LOAN AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. BORROWER, AGENT AND THE LENDERS HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE NORTHERN DISTRICT OF CALIFORNIA. BORROWER, AGENT AND THE LENDERS HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE TRANSACTION DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

Section 9.15 Successors and Assigns. This Loan Agreement and the other Transaction Documents shall be binding upon and inure to the benefit of Agent and the Lenders, all future holders of the Note, Borrower and their respective successors and permitted assigns, except that Borrower may not assign or transfer its rights hereunder or thereunder or any interest herein or therein without the prior written consent of Agent. Agent or Lenders may assign all or any portion of their rights hereunder and under one or more Notes to any of its affiliated investment funds or to any one or more financial institutions or funds or an agent or trustee for such financial institutions or funds (an “Assignee”) and may sell to any of its affiliated investment funds or to any one or more financial institutions or funds or an agent or trustee for such financial institutions or funds (a “Participant”) participation interests in Agent’s or Lenders’ rights hereunder and under one or more Notes, provided that no assignment or transfer may be made to a competitor of Borrower. Agent and the Lenders may disclose the Transaction Documents and any other financial or other information relating to Borrower or any Subsidiary to any potential Assignee or Participant, provided that such Assignee or Participant agrees to protect the confidentiality of such documents and information using the same measures that it uses to protect its own confidential information. Agent will provide written notice to Borrower of any assignment or transfer.

Section 9.16 Counterparts. This Loan Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument.

Section 9.17 Further Assurances. Borrower will, at its own expense, from time to time do, execute, acknowledge and deliver all and every further acts, deeds, conveyances, transfers and assurances, and all financing and continuation statements and similar notices, reasonably necessary or proper for the perfection of the security interest being herein provided for in the Collateral, whether now owned or hereafter acquired.

Section 9.18 Entire Agreement. This Loan Agreement and each of the other Transaction Documents, taken together, constitute and contain the entire agreement of Borrower, Agent and the Lenders and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

Article	10. DEFINITIONS.

For purposes of this Loan Agreement the following capitalized terms shall have the meanings set forth below:

“Advance” shall have the meaning set forth in Section 1.01 of this Loan Agreement.

“Affiliate” shall mean any Person that owns or controls directly or indirectly ten percent (10%) or more of the stock of another entity, any Person that controls or is controlled by or is under common control with such Persons or any Affiliate of such Persons and each of such Person’s officers, directors, members, joint venturers or partners. When used with respect to a Lender, Affiliate shall also include any Affiliate of Agent.

“Borrower’s Primary Operating Account” shall have the meaning set forth in Section 5.05 of this Loan Agreement.

“Business Day” shall mean any day on which commercial banks are not authorized or required to close in San Francisco, California.

“Closing” shall mean the date, time and place as the parties may agree for the execution of this Loan Agreement.

“Code” shall mean the Uniform Commercial Code as in effect from time to time in the state of California.

“Collateral” shall have the meaning set forth in Section 2.01 of this Loan Agreement.

“Commitment” shall have the meaning set forth in Section 1.01 of this Loan Agreement.

“Contractual Obligation” of any Person shall mean, any indenture, note, security, deed of trust, mortgage, security agreement, lease, guaranty, instrument, contract, agreement or other form of obligation or undertaking to which such Person is a party or by which such Person or any of its property is bound.

“Contribution Agreement” shall mean that certain Contribution Agreement, dated as of February 11, 2005, by and among Borrower, Intermix Media, Inc., Social Labs, LLC and MySpace Ventures, LLC.

“Default” shall mean any event or circumstance not yet constituting an Event of Default but which, with the giving of any notice or the lapse of any period of time or both, would become an Event of Default.

“Default Rate” shall mean, as of any date of determination, an interest rate per annum equal to three percent (3%) in excess of the rate per annum otherwise applicable on such date.

“Eligible Equipment” means Equipment approved by Lender acting in its reasonable commercial discretion consisting of computer and networking equipment, manufacturing equipment, lab and test equipment, office equipment, furniture and other equipment, delivered to Borrower by the manufacturer or vendor not more than ninety (90) days prior to the Funding Date of the Advance relating to such Equipment, as evidenced by the invoice date of such Equipment; provided that, in the case of the Initial Advance, Eligible Equipment may also include (a) Equipment purchased by or delivered to Borrower by the manufacturer or vendor on or after October 1, 2004 and (b) Equipment purchased by or delivered to Social Labs, LLC or MySpace Ventures, LLC by the manufacturer or vendor on or after October 1, 2004 and subsequently contributed or transferred to Borrower pursuant to the Contribution Agreement. All Eligible Equipment shall be valued at cost (net of freight, taxes, installation and similar costs).

“Environmental Laws” shall mean all Requirements of Law relating to the protection of human health or the environment, including, without limitation, (i) all Requirements of Law, pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of hazardous materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature; and (ii) all Requirements of Law pertaining to the protection of the health and safety of employees or the public.

“Equipment” shall have the meaning set forth in Section 2.01 of this Loan Agreement.

“Equity Securities” of any Person shall mean (i) all common stock, preferred stock, participations, shares, partnership interests, membership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (ii) all warrants, options and other rights to acquire any of the foregoing.

“Event of Default” shall have the meaning set forth in Article 7 of this Loan Agreement.

“Event of Loss” shall have the meaning set forth in Section 5.11(a) of this Loan Agreement.

1

“Financial Statements” shall mean, with respect to any accounting period for any Person, statements of operations, retained earnings and cash flow of such Person for such period, and balance sheets of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year if such period is less than a full fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding fiscal year, all prepared in reasonable detail and in accordance with generally accepted accounting principles. Unless otherwise indicated, each reference to Financial Statements of any Person shall be deemed to refer to Financial Statements prepared on a consolidated basis.

“Funding Date” shall mean any date on which an Advance is made to or on account of Borrower under this Loan Agreement.

“Funding Termination Date” shall have the meaning set forth in Section 1.01 of this Loan Agreement.

“Governmental Authority” shall mean any domestic or foreign national, state or local government, any political subdivision thereof, any department, agency, authority or bureau of any of the foregoing, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Rule” shall mean any law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, guidelines, policy or similar form of decision of any Governmental Authority.

“Indebtedness” of any Person shall mean and include the aggregate amount of, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services (other than accounts payable incurred in the ordinary course of business determined in accordance with generally accepted accounting principles), (iv) all obligations under capital leases of such Person, (v) all obligations or liabilities of others secured by a lien on any asset of such Person, whether or not such obligation or liability is assumed, (vi) all guaranties of such Person of the obligations of another Person, (vii) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement upon an event of default are limited to repossession or sale of such property), (viii) net exposure under any interest rate swap, currency swap, forward, cap, floor or other similar contract that is not entered to in connection with a bona fide hedging operation that provides offsetting benefits to such Person, which agreements shall be marked to market on a current basis, and (ix) all reimbursement and other payment obligations, contingent or otherwise, in respect of letters of credit.

“Initial Advance” shall mean the first Advance made to Borrower on or prior to the date that is 30 days after the date of this Loan Agreement.

“Investment” shall mean the purchase or acquisition of any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or the extension of any advance, loan, extension of credit or capital contribution to, or any other investment in, any Person.

“Landlord Waiver” shall mean the Landlord Waiver substantially in the form attached as Exhibit B hereto.

“Lien” shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement, or any agreement to provide any of the foregoing, and the filing of any financing statement or similar instrument under the Code or comparable law of any jurisdiction.

“Loan Agreement” shall mean this Loan and Security Agreement.

“Material Adverse Effect” shall mean a material adverse effect on (i) the business, assets, operations, or financial condition of Borrower and its Subsidiaries, taken as a whole; (ii) the ability of Borrower and its Subsidiaries to pay or perform the Obligations in accordance with the terms of this Loan Agreement and the other Transaction Documents and to avoid an Event of Default under any Transaction Document; or (iii) the rights and remedies of Lender under this Loan Agreement or the other Transaction Documents.

“Note” shall mean a promissory note or notes of Borrower substantially in the form attached as Exhibit A hereto.

“Obligations” shall mean and include all loans, advances, debts, liabilities, and obligations, including, without limitation, the noncancelable obligation to make each payment scheduled to be made under Sections 1.02(b) and 1.02(c), howsoever arising, owed by Borrower to Lender of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of this Loan Agreement or the other Transaction Documents, including, without limitation, all interest, fees, charges, expenses, reasonable attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by Borrower hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

“Payment Date” shall have the meaning set forth in Section 1.02(b) of this Loan Agreement.

“Permitted Liens” shall mean and include: (i) Liens for Taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith, provided provision is made to the reasonable satisfaction of Lender for the eventual payment thereof if subsequently found payable; (ii) Liens of carriers, warehousemen, mechanics, materialmen, vendors, and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith, provided provision is made to the reasonable satisfaction of Agent for the eventual payment thereof if subsequently found payable; and (iii) Liens in favor of Agent.

“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a Governmental Authority.

“Prepayment Premium” shall mean, as to any Advance being prepaid on or prior to the date that is 18 months from the date of such Advance, an amount equal to 1% of the outstanding principal amount of such Advance.

“Prime Rate” shall mean the prime rate published in the Wall Street Journal dated as of the applicable Funding Date.

“Requirement of Law” applicable to any Person shall mean (i) the articles or certificate of incorporation, bylaws or other governing documents of such Person, (ii) any Governmental Rule applicable to such Person, (iii) any license, permit, approval or other authorization granted by any Governmental Authority to or for the benefit of such Person and (iv) any judgment, decision or determination of any Governmental Authority or arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Soft Costs” shall mean tenant improvements and buildout costs, software licenses, tooling, equipment especially manufactured for Borrower, freight, installation, sales taxes and other soft costs, all as approved by Agent acting in its reasonable commercial discretion. In the case of the Initial Advance, Soft Costs may include Soft Costs incurred by Borrower on or after October 1, 2004 in connection with Eligible Equipment.

“Subsidiary” of any Person shall mean (i) any corporation of which more than fifty percent (50%) of the issued and outstanding equity securities having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, (ii) any partnership, joint venture, or other association of which more than fifty percent (50%) of the equity interest having the power to vote, direct or control the management of such partnership, joint venture or other association is at the time owned and controlled by such Person, by such Person and one or more of the other Subsidiaries or by one or more of such Person’s other subsidiaries and (iii) any other Person included in the financial statements of such Person on a consolidated basis. Any reference to a Subsidiary without designation of the ownership of such Subsidiary shall be deemed to refer to a Subsidiary of Borrower.

“Tax” or “Taxes” shall mean any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including interest, penalties, additions to tax and any similar liabilities with respect thereto; except that, in the case of a Lender, there shall be excluded (i) taxes that are imposed on the overall net income or net profits (including franchise taxes imposed in lieu thereof) (a) by the United States, (b) by any other Governmental Authority under the laws of which such Lender is organized or has its principal office or maintains its applicable lending office, or (c) by any jurisdiction solely as a result of a present or former connection between such Lender and such jurisdiction (other than any such connection arising solely from such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any of the Transaction Documents), and (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Lender is located.

“Transaction Documents” shall mean, collectively, the Loan Agreement, the Notes, the Warrant Purchase Agreement, the Warrants and the other documents executed in connection herewith.

“Warrant” shall mean a warrant or warrants to purchase capital stock of the Borrower issued by Borrower to an Affiliate of Lenders pursuant to a Warrant Purchase Agreement contemporaneously with the execution of this Loan Agreement.

“Warrant Purchase Agreement” shall mean a warrant purchase agreement under which a Warrant is issued entered into by Borrower and an Affiliate of Lenders contemporaneously with the execution of this Loan Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Loan Agreement as of the date first written above.

AGENT:		BORROWER:

PINNACLE VENTURES, L.L.C., a Delaware limited liability company		MYSPACE, INC., a Delaware corporation

By:	/s/ ROBERT N. SAVOIE	By:	/s/ JOSH BURMAN
Name:	Robert N. Savoie	Name:	Josh Burman
Title:	Chief Financial Officer	Title:	Chief Operating Officer

LENDERS:

PINNACLE VENTURES I-B, L.P.,

a Delaware limited partnership

PINNACLE VENTURES I-A(SUB) (Q), L.P.,

a Delaware limited partnership

PINNACLE VENTURES I AFFILIATES, L.P.,

a Delaware limited partnership

By:	Pinnacle Venturas Management I, L.L.C., their general partner

By:	/s/ ROBERT N. SAVOIE
Name:	Robert N. Savoie
Title:	Chief Financial Officer

ORIX VENTURE FINANCE LLC, a Delaware limited liability company

By:	/s/ KEVIN P. SHEEHAN
Name:	Kevin P. Sheehan
Title:	President and CEO

[Signature Page to Loan Agreement]

EXECUTION COPY

SCHEDULE 1

Lender	Advance Percentage
PINNACLE VENTURES I-B, L.P.	48.67%
PINNACLE VENTURES I-A (SUB) (Q), L.P.	16.67%
PINNACLE VENTURES I AFFILIATES, L.P.	1.33%
ORIX VENTURE FINANCE LLC,	33.33%

EXECUTION COPY

SCHEDULE 2

Collateral Locations

1) MySpace Inc.

1333 2nd Street, 1st Floor

Santa Monica, CA 90401

Phone: 310-917-4949 ext 372

Fax: 310-394-4170

2) Net2Ez/Alchemey

1200 West 7th Street, Lower Level 1,

Los Angeles CA 90017

3) Equinix (Collateral to be held here will have a value of less than $250,000)

600 West 7th Street, 6th Floor,

Los Angeles, CA 90017

EXHIBIT A

SECURED PROMISSORY NOTE

$	Dated: , 200

FOR VALUE RECEIVED, the undersigned, MySpace, Inc. (“Borrower”), a Delaware corporation, HEREBY PROMISES TO PAY to the order of Pinnacle Ventures, L.L.C. (“Agent”) for the account of the Lenders the principal amount of                                                   Dollars ($                     ) or such lesser amount as shall equal the aggregate outstanding principal balance of the Advance made by Agent on the date hereof to Borrower pursuant to the Loan and Security Agreement referred to below (the “Loan Agreement”), plus all payments arising under Sections 1.02(b) (excluding the portion of the payments representing the original principal amount), 1.02(c) and 1.02(d) of the Loan Agreement with respect to such Advance, on the dates and in the amounts set forth in the Loan Agreement. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Loan Agreement.

Payments under this Note shall be made as follows:

Interim Payment on Funding Date:	$

12 monthly payments of interest only, on the first Business Day of each Month after the Funding Date	$ , from , 200 through , 200 (the “Interest Only Period”)

24 monthly payments of principal and interest, on the first Business Day of each Month after the Interest Only Period	$ commencing , 200

All other payments due under this Note or under the Loan Agreement shall be payable as and when specified in the Loan Agreement.

This Note is one of the Notes referred to in, and is entitled to the benefits of, the Loan and Security Agreement, dated as of June 17, 2005 between Borrower, Agent and the Lenders. This Note and the obligation of Borrower to repay the unpaid principal amount of the Advance, interest on the Advance, premium, if any, and all other amounts due Agent under the Loan Agreement is secured under the Loan Agreement. Attached hereto as Attachment 1 is a list of Collateral which is being financed with the proceeds of the Advance evidenced by this Note. By its signature on this Note, Borrower hereby grants to Agent on behalf of the Lenders a security interest in such Collateral in accordance with the terms of the Loan Agreement. This Note may be prepaid in accordance with the terms of the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Borrower shall pay all reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Agent or any Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of California.

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

MYSPACE, INC.,
a Delaware corporation

By:

Name:

Title:

Attachment 1 to Secured Promissory Note

List of Financed Equipment

EXHIBIT B

LANDLORD WAIVER

                                          (“Landlord”) is the owner of real property commonly known as                                                               (the “Premises”) and has leased the Premises to MySpace, Inc. (“Tenant”).

1. Landlord acknowledges that it has received notice that Tenant has or will enter into a Loan and Security Agreement (the “Loan Agreement”) with PINNACLE VENTURES L.L.C., as agent for certain Lenders (“Agent”), and the lenders party thereto (the “Lenders”), whereby Tenant will grant to Agent a first priority security interest in certain equipment (the “Equipment”), all or part of which is currently or may be located upon or affixed to the Premises.

2. Landlord agrees that Agent’s rights in the Equipment are superior to any right or claim which Landlord may have and waives and releases any and all rights it may have against the Equipment for any rent or other sums due or to become due, under any lease for the Premises or otherwise, and all claims and demands of every kind against the Equipment.

3. Landlord agrees that the Equipment will remain personal property and will not become part of the Premises, regardless of the manner in which it may be affixed to real property, and will allow Agent or its agents to enter the Premises any time to remove the Equipment in the exercise of its rights and remedies arising under the Loan Agreement.

4. This Waiver shall be binding upon the heirs, administrators, executors, successors and assigns of the Landlord, and shall inure to the benefit of the successors and assigns of Agent and the Lenders.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Waiver this              day of                     , 200    .

LANDLORD:

By:

Name:

Title:

EXHIBIT C

FORM OF OPINION

[Date]

PINNACLE VENTURES, L.L.C.

PINNACLE VENTURES I-A (SUB) (Q), L.P.

PINNACLE VENTURES I-B, L.P.

PINNACLE VENTURES I AFFILIATES, L.P.

Gentlemen:

We have acted as counsel for MySpace, Inc. (the “Borrower”) in connection with the execution of the Loan and Security Agreement of even date herewith (the “Loan Agreement”) among Borrower, PINNACLE VENTURES, L.L.C. as agent (“Agent”) for lenders identified on Schedule 1 thereto (such lenders, together with their respective successors and assigns are referred to hereinafter each individually as a “Lender”, and, collectively, as the “Lenders”) and the transactions contemplated thereby. This opinion is being rendered to you pursuant to Section 3.01(a)(xi) of the Loan Agreement. Capitalized terms not otherwise defined in this opinion have the meaning given them in the Loan Agreement.

In connection with this opinion and our representation, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following:

(i)	The Loan Agreement;

(ii)	The Warrant and exhibits thereto dated as of [Date], issued by Borrower to Agent;

(iii)	The Warrant and exhibits thereto dated as of [Date], issued by Borrower to Pinnacle Ventures I Affiliates, L.P.;

(iv)	The Warrant Purchase Agreement dated as of [Date] by and between Borrower and Agent;

(v)	The Warrant Purchase Agreement dated as of [Date] by and between Borrower and Pinnacle Ventures I Affiliates, L.P.;

(vi)	The Management Rights Agreement dated as of [Date] by and between Borrower and Agent;

(vii)	The Note executed in favor of Agent dated as of [Date];

(viii)	The Restated Certificate of Incorporation and the Bylaws of Borrower, each as in effect on the date hereof;

(ix)	The certificate of an officer of Borrower as to certain factual matters (“Officer Certificate”);

(x)	Certificates issued by the Secretary of State of the State of dated , 200 , [and the Secretary of State of the State of , dated , 200 ,] certifying the good standing of Borrower;

(xi)	Such other documents, records, and certificates as we have deemed necessary or appropriate as a basis for the opinions hereafter expressed.

The Loan Agreement, the Warrants, the Warrant Purchase Agreements, the Management Rights Agreement and the Note are hereinafter referred to as the “Transaction Documents.”

In such examinations we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified, facsimile, telecopied or photostatic copies thereof. As to certain matters of fact material to our opinion, we have relied upon the Officer Certificate and upon your representations in the Transaction Documents.

As used in this opinion, the expression “to the best of our knowledge,” means the actual present knowledge or belief of those attorneys in our firm who have or who are currently representing Borrower. We have not undertaken any independent investigation to determine the existence or nonexistence of other facts, and no inference as to our knowledge of the existence or nonexistence of other facts should be drawn from the fact of this firm’s representation of Borrower in connection with the Transaction Documents.

Based upon and subject to the foregoing and subject to the qualifications contained herein, we are of the opinion that:

1. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware [and is duly qualified to do business and in good standing in the State of                             ].

2. Borrower has the requisite corporate power and authority to execute, deliver and perform the Transaction Documents and to issue the Warrants. All action on the part of Borrower, its directors and its shareholders necessary for the authorization, execution, delivery and performance of the Transaction Documents, has been taken. The Transaction Documents have been duly executed and delivered by an authorized officer of Borrower.

3. The execution, delivery and performance of the Transaction Documents do not conflict with or violate any provision of Borrower’s Restated Certificate of Incorporation or Bylaws or of applicable law and do not conflict with or constitute a default under any provision of any judgment, writ, decree, order or material agreement, indenture, or instrument to which Borrower is a party or by which it is bound or require the consent or approval of, the giving of notice to, the registration or filing with or the taking of any action in respect of or by, any federal, state, or local government authority or agency or other person, except for the filing of notices pursuant to federal and state securities laws, which filings will be effected by the time required thereby.

4. The Transaction Documents constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms.

5. To our knowledge, there is no action, suit, audit, investigation, proceeding or patent claim pending or threatened against Borrower in any court or before any governmental commission, agency, board, or authority which might have a material adverse effect on the business, condition, or operations of Borrower or the ability of Borrower to perform its obligations under the Transaction Documents.

6. The Series              Preferred Stock issuable upon exercise of the Warrants have been duly authorized and reserved for issuance upon such exercise, and when issued in accordance with the terms of the Warrants, will be duly authorized, validly issued, fully paid and non-assessable.

7. The shares of Common Stock issuable upon conversion of the Series          Preferred Stock into which the Warrants are convertible, have been duly authorized and reserved and for issuance, when so issued in accordance with the terms of Borrower’s Restated Certificate of Incorporation, will be validly issued, fully paid and non-assessable.

The opinions set forth above are subject to the following additional qualifications, assumptions, limitations and exceptions:

(a)	The effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally.

(b)	Limitations imposed by general equitable principles upon the specific enforceability of any of the provisions of the Transaction Documents and upon the availability of injunctive relief or other equitable remedies.

(c)	We express no opinion as to the enforceability of any choice of law provision in the documents.

(d)	We express no opinion as to the compliance or noncompliance with applicable antifraud statutes under the rules and regulations of state and federal securities laws concerning the issuance of the Warrants.

(e)	We express no opinion herein concerning any law other than the law of the State of [the general corporate law of the State of Delaware] and the federal laws of the United States of America.

This opinion is furnished to you solely for your benefit and may not be relied upon by any other person (other than assignees of any of your rights) without our prior written consent, which consent shall not be unreasonably withheld or delayed.

Very truly yours

B-4